UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 17, 2014

 Date of Report (Date of earliest event reported)

Online Yearbook

(Exact Name of Registrant as Specified in Charter)

Nevada	333-185046	46-0750094
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

701 N. Greenway Pkwy, #200

Henderson, NV 89015

(Address of Principal Executive Offices)

(702) 897-9997

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01	Changes in Control of Registrant

On November 17, 2014, Rocky Mountain Resource Holdings LLC, a Nevada limited liability company (the “Purchaser”) became the majority shareholder of Online Yearbook, a Nevada corporation (the “Company”) by acquiring 5,200,000 shares of common stock of the Company (the “Shares”), or 69.06% of the issued and outstanding shares of common stock, pursuant to stock purchase agreements (the “Agreements”) with Messrs. El Maraana and Salah Blal (the “Acquisition”). The Shares were acquired for an aggregate purchase price of $357.670.50. The Purchaser was the source of the funds used to acquire the Shares.

As a condition to the closing of the Acquisition, the parties agreed that Messrs. El Maraana and Salah Blal would resign from their positions with the Company and Messrs. Gregory M. Dangler and Chad Brownstein would be appointed to the board of directors of the Company as set forth in Item 5.02 of this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Directors and Officers

As a condition to the closing of the Acquisition, Mr. El Maraana has resigned as the Chairman of the Board and President of the Company and Mr. Salah Blal has resigned as Secretary, Treasurer and as a member of the board of directors of the Company. To the knowledge of the Company, neither Mr. Maraana nor Mr. Blal have had any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

Appointment of Directors and Officers

As a condition to the closing of the Acquisition, the following persons were appointed to their respective positions, effective immediately:

Gregory M. Dangler	–	President, Chief Financial Officer, Secretary and Director
Chad Brownstein	–	Chief Executive Officer and Director

There is no arrangement or understanding pursuant to which Messrs. Dangler and Brownstein were appointed to their respective positions with the Company. There are no family relationships between the newly appointed officers and directors of the Company any other executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

Furthermore, the Company is not aware of any transactions requiring disclosure under Item 404(a) of Regulation S-K, except for the Acquisition. Messrs. Dangler and Brownstein are indirect owners of the Purchaser, which became the majority shareholder of the Company for an aggregate purchase price of $357.670.50.

It is contemplated that Messrs. Dangler and Brownstein may serve on certain committees of the board of directors, but no such committee appointments have been made at this time.

Professional History of Gregory M. Dangler

Since 2014, Mr. Gregory Dangler has been the President, Chief Financial Officer, and Director of RMR Industrials (“RMRI”), an industrial commodities company.  Mr. Dangler is responsible for the day-to-day operations and corporate financial strategy of RMRI. Since 2008, Mr. Dangler has been a partner at Rocky Mountain Resource Holdings and its predecessor affiliates, a natural resources operating and investment company. Previously, from 2012-2014, Mr. Dangler served as Chief Restructuring Officer of Prospect Global Resources, a natural resource development company. Prior to that, in 2009, Mr. Dangler founded a venture-backed technology company.  As the Chief Executive, he raised institutional capital and expanded its global presence with operating interests in Africa and South America. From 2006 to 2007, Mr. Dangler was an associate with ITU Ventures, a venture capital firm, making venture and growth investments. While with ITU, Mr. Dangler executed private and public equity transactions, directed M&A activity, and provided strategic support to portfolio companies. In 2000, Mr. Dangler began his career in the U.S. Air Force and by 2004 was managing complex infrastructure projects. Mr. Dangler received a BS in Mechanical Engineering from the United States Air Force Academy and an MBA from the University of Southern California’s Marshall School of Business.

Professional History of Chad Brownstein

Since 2014, Mr. Chad Brownstein has been the Chief Executive Officer and Director of RMRI, an industrial commodities company. Mr. Brownstein is responsible for assisting the corporate strategy and board oversight for all acquisition opportunities at RMRI. Since 2008, Mr. Brownstein has been a partner at Rocky Mountain Resource Holdings and its predecessor affiliates, a natural resources operating and investment company.  Mr. Brownstein is the Co-Founder and has been a member of the board of directors beginning in 2009, and is currently lead independent director and the Vice Chairman of the Banc of California. Previously, from 2009 to 2012, Mr. Brownstein was a principal member of Crescent Capital Group, an investment firm (formerly Trust Company of the West Leveraged Finance Group) focused on special situations. During 2008, Mr. Brownstein was a Senior Advisor at Knowledge Universe Ltd., a global education company, where he focused on turnaround operations. From 2000 to 2007, he was a Partner at ITU Ventures, a venture capital firm, making venture and growth investments with a specialization in corporate strategy. Mr. Brownstein began his career in 1996 at Donaldson Lufkin & Jenrette in the Merchant and Investment Banking divisions. Mr. Brownstein is either current or past member of the Cedars Sinai Board of Governors, Los Angeles Conservation Corps, Prospect Global Resources, and The Palisades Group LLC, a Banc of California Company. Mr. Brownstein attended Columbia Business School and received his B.A. from Tulane University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE YEARBOOK a Nevada corporation

Dated: November 18, 2014	By:	/s/ Gregory M. Dangler
Gregory M. Dangler President